Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-104258, 333-123521, 333-165098, 333-165101 and 333-54266, on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Surmodics, Inc. and subsidiaries dated November 30, 2018, and the effectiveness of Surmodics, Inc.’s and subsidiaries internal control over financial reporting dated November 30, 2018, appearing in this Annual Report on Form 10-K of Surmodics Inc. for the year ended September 30, 2018.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

November 30, 2018